July 11, 2022 8:00 AM

Society Pass (SoPa) Marks First Foray Into Thailand by Acquiring Bangkok-Headquartered Thoughtful Media Group, Southeast Asia's Leading Digital Video Multi-Platform Network and Social Commerce Platform

  SoPa acquires first company in Thailand and continues network expansion of its digital ecosystem throughout Southeast Asia (“SEA”)
  Thoughtful Media’s social commerce-focused Multi-Platform Network (“MPN”) in Thailand, Vietnam, Philippines and the US amplifies SoPa’s loyalty offering
  Thoughtful Media recorded revenues of US$5.8 million in 2021, forecasts significant revenue growth in 2022 and beyond
  Thoughtful Media’s data-rich MPN has uploaded over 675,000 videos with over 80 billion video views since 2010, and the current network of 263 YouTube Channels has onboarded over 85 million subscribers
  SoPa sees significant cross-marketing and revenue generation synergies between Thoughtful Media and rest of SoPa ecosystem

SINGAPORE, July 11, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire – Society Pass Incorporated (“SoPa” or “Society Pass”) (Nasdaq: SOPA), Southeast Asia’s leading data-driven loyalty platform, today announces the acquisition of Thoughtful Media Group (“Thoughtful Media”), a social commerce-focused, premium digital video MPN headquartered in Thailand with an operating presence in the US, Vietnam, and Philippines. The acquisition of Thoughtful Media marks SoPa’s first foray into Thailand and adds to SoPa’s growing ecosystem of technology-enabled companies located in the SEA countries of Vietnam, Philippines, Singapore and Thailand.

Originally founded in 2010, Thoughtful Media today creates and distributes digital advertising campaigns across its MPN in both SEA and the US. With its intimate knowledge of local markets, digital marketing technology tools and social commerce business focus, advertisers leverage Thoughtful Media’s wide influencer network throughout SEA to market and sell advertising inventory exclusively with specific placement and effect. As a result, Thoughtful Media’s content creator partners earn a larger share of advertising revenues from international consumer brands. And according to Accenture, the social commerce market is poised to grow to US$1.2 trillion by 2025 at a CAGR of 26%.

Thoughtful Media recorded revenues of US$5.8 million in 2021. Since its founding, Thoughtful Media’s data-rich MPN has uploaded over 675,000 videos with over 80 billion video views.  The current network of 263 YouTube channels has onboarded over 85 million subscribers with an average monthly viewership of over 600 million views.

Thoughtful Media’s social commerce platform amplifies the reach and engagement of SoPa’s e-commerce ecosystem and retail partners. The growing ubiquity of social media influencers on shaping purchase decisions has driven increasingly greater numbers of brands to shift advertising budgets to this dynamic outlet. SoPa aims to increase customer engagement whilst also focusing on the quality of relationships through a campaign-based approach enabled by this synergistic acquisition.

Thoughtful Media’s digital advertising tools and expertise bolsters Society Points, SoPa’s paradigm shifting loyalty platform. Through data-driven marketing campaigns, advertisers of all types utilise Society Points’ proprietary 1st party data to improve the targeting, efficacy, and efficiency of their digital marketing spend. SoPa’s product offering uniquely positions Thoughtful Media as a leading SEA retail marketing and advertising hub for international and regional consumer brands.

Dennis Nguyen, Society Pass Founder, Chairman, and Chief Executive Officer, comments, “We are thrilled to have Thoughtful Media join the ever-expanding SoPa ecosystem. Thoughtful Media’s social commerce-focused business model perfectly complements our future growth strategy for Society Pass as we drive consumer eyeballs and generate revenues for riveting consumer brands throughout Southeast Asia. In addition, Society Pass is excited to complete our first Thailand acquisition and look forward to launching our SoPa loyalty platform to the 65 million consumers in Thailand.”

Dan Thorman, Thoughtful Media Chief Executive Officer, explains, “Thoughtful Media is led by an experienced management team in SEA and the US. We provide media owners with content creation and technology services that build and monetise their brands’ audience on numerous social platforms. With years of on-the-ground experience and industry expertise in developing influencer talent, producing social media content, coordinating advertising campaigns, aggregating influencer data, and onboarding millions of viewers onto our data-rich MPN, we track hundreds of millions of authenticated global video views a month across key social media platforms. Partnering with Society Pass allows Thoughtful Media to unlock strategic opportunities with influencers and advertisers as well as design cross-marketing synergies for companies in the SoPa ecosystem. In doing so, we expect to drive tremendous revenue growth in 2022 and beyond.”

About Society Pass

As a loyalty and data marketing ecosystem in Singapore, Vietnam, Philippines, and Thailand and with offices located in Singapore, Hanoi, Ho Chi Minh City, Manila, and Bangkok, SoPa is an acquisition-focused e-commerce holding company operating 7 interconnected verticals (loyalty, merchant software, lifestyle, F&B, telecoms, digital media, and travel) seamlessly connecting millions of consumers and thousands of merchants across multiple product and service categories in SEA.

Society Pass business model focuses on analysing user data through its Society Pass loyalty platform and circulation of its universal loyalty points or Society Points. Since its inception, SoPa has amassed over 1.6 million registered consumers and over 5,500 registered merchants/brands on its platform. It has invested 2+ years building proprietary IT architecture with cutting edge components to effectively scale and support its consumers, merchants, and acquisitions.

Society Pass provides merchants with #HOTTAB Biz and #HOTTAB POS – a Vietnam-based POS, CRM and analytics technology solutions provider for small and medium-sized enterprises. In addition, SoPa operates Leflair.com , Vietnam’s leading lifestyle e-commerce platform, Pushkart.ph , a popular grocery delivery company in Philippines, Handycart.vn , a leading online restaurant delivery service based in Vietnam, and Gorilla Networks , a Singapore-based, web3-enabled mobile blockchain network operator.

For more information, please check out: http://thesocietypass.com/ .

Media Contacts:
PRecious Communications
sopa@preciouscomms.com